Exhibit (a)(1)(F)

COSAN LIMITED ANNOUNCES COMMENCEMENT OF TENDER OFFER
TO REPURCHASE UP TO U.S.$357,500,000 OF ITS CLASS A COMMON SHARES
AT PRICE NOT GREATER THAN U.S.$14.10 NOR LESS THAN U.S.$12.00 PER SHARE

SÃO PAULO, SP, BRAZIL (August 28, 2019) – Cosan Limited (NYSE: CZZ) announced today that it has commenced a tender offer to purchase up to U.S.$357,500,000 of its Class A common shares, or the shares, at (i) prices specified by the tendering shareholders of not greater than U.S.$14.10 nor less than U.S.$12.00 per share or (ii) at the purchase price determined in accordance with the tender offer. The NYSE closing price of the shares on August 27, 2019, the last full trading day before the commencement of the tender offer, was U.S.$12.82 per share.

When the tender offer expires, Cosan will determine the lowest price per share within the range of prices specified above that will enable it to purchase the maximum number of shares having an aggregate purchase price not exceeding U.S.$357,500,000. All shares purchased in the tender offer will be purchased at the same price. All shares tendered at prices higher than the purchase price will be promptly returned to shareholders. If the tender offer is fully subscribed, Cosan would repurchase between 18.7% and 22.0% of its issued and outstanding shares as of August 28, 2019, depending on the purchase price payable in the tender offer.

The tender offer will expire at 11:59 p.m., New York City time, on September 25, 2019, unless extended by Cosan. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that is being distributed to shareholders.

Shareholders will receive the purchase price in cash, subject to applicable withholding and without interest, for shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders in the event that the aggregate cost to purchase all of the shares validly tendered and not validly withdrawn at or below the purchase price exceeds U.S.$357,500,000. Those provisions will be described in the Offer to Purchase, the related Letter of Transmittal and other materials relating to the tender offer that will be distributed to shareholders upon commencement of the offer. The tender offer will not be conditioned upon any minimum number of shares being tendered. The tender offer will, however, be subject to certain conditions described in the tender offer documents. The tender offer documents will also contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

Cosan will use a portion of its cash and investments to fund the tender offer.

The Information Agent for the tender offer is Georgeson LLC. The Depositary is Computershare Trust Company, N.A. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to shareholders of record and also will be made available for distribution to beneficial owners of Class A Common Shares. For questions and information, please call the Information Agent toll free at (866) 257-5415.

None of Cosan, its Board of Directors, the Information Agent or the Depositary is making any recommendations to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must make their own decisions as to how many shares they will tender, if any. In so doing, shareholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF COSAN LIMITED CLASS A COMMON SHARES. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT COSAN WILL SHORTLY BE DISTRIBUTING TO ITS SHAREHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT COSAN WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING GEORGESON LLC, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (866) 257-5415. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Cosan

Cosan Limited (NYSE: CZZ) is an energy and infrastructure conglomerate and, when considered together with our joint venture entities formed with Shell Brazil Holdings B.V. (i.e., Raízen Combustíveis S.A. and Raízen Energia S.A., collectively known as “Raízen”), a Brazilian market reference in fuel distribution, sugar and ethanol production, natural gas distribution and railway-based logistics.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements including those regarding the expected timing of the tender offer described in this press release. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the ethanol, sugar and logistics industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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